Exhibit 99.2

Greg Creed Joins IGT’s Board of Directors

(Las Vegas – Sept. 29, 2010) - International Game Technology (NYSE: IGT) announced today the election of Greg Creed to the Company’s Board of Directors.

Creed is president and chief concept officer for Taco Bell Corp., a subsidiary of Yum! Brands, Inc. He has held this position since 2006.

“With more than 30 years of experience in marketing and operations, we welcome Greg as an accomplished marketer to our board,” said Patti Hart, IGT President and CEO. “His expertise in branding and marketing initiatives with internationally recognized products will help drive our global transformation as a market-led company. Greg’s insights as an innovative marketer at YUM! Brands will contribute to the success of IGT.”

Prior to his current position, Creed’s previous responsibilities within the Yum! Brands organization have included chief operating officer, Yum! Brands, Inc., from 2005 to 2006; chief marketing officer, Taco Bell Corp., from 2001 to 2005; and chief marketing officer, Yum! Restaurants International, from 1994 to 2001. From 1978 to 1994, he served in key senior management positions in sales and marketing at Unilever including category director of Lever Bros.

“I am pleased to be a member of the IGT Board of Directors," said Greg Creed, President and Chief Concept Officer for Taco Bell Corporation. "The IGT team is immensely talented and I look forward to sharing my insight and knowledge as IGT continues to build upon its industry-leading position in delivering the best gaming and systems products in the market”.

Creed earned a bachelor’s degree in business with a major in marketing from the Queensland University of Technology.

About IGT
International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide. More information about IGT is available at www.IGT.com.

Contact:
Jaclyn March
IGT Public Relations
775-448-8377
Jaclyn.March@IGT.com